UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 9, 2008

Date of Report (Date of earliest event reported)

ResMed Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15317	98-0152841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14040 Danielson Street

Poway, California 92064-6857

(Address of Principal Executive Offices) (Zip Code)

(858) 746-2400

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b). Departure of Directors or Principal Officers; Election of Directors; Principal Officer Appointment.

Effective April 9, 2008, Keith M. Serzen has resigned from his position as our Chief Operating Officer – Americas. Mr. Serzen will remain employed by the company in a non-executive officer capacity as Senior Advisor to the Chief Executive Officer through June 30, 2009.

In connection with the resignation, we have agreed to modify Mr. Serzen’s existing employment arrangements. The material terms of the modification follow. Through June 30, 2008, his current salary, incentive compensation and benefits will remain the same. From July 1, 2008 through June 30, 2009, he will receive a monthly salary of $2,000, and the company will pay premiums for continuation of health coverage under the US Consolidated Omnibus Budget Reconciliation Act. In addition, effective April 9, 2008, we have agreed to terminate Mr. Serzen’s Executive Agreement, which was described in the 8-K we filed July 13, 2007.

Effective April 9, 2008, ResMed has appointed Jean-Claude Kyrillos as Interim Chief Operating Officer – Americas, pending appointment of a permanent replacement. Mr. Kyrillos is not an executive officer of the company. Mr. Kyrillos previously served as our Senior Vice President of Sales, Marketing and Clinical Education for the Americas, after joining ResMed in January 2008. His previous work experience includes acting as the Vice President of Marketing for the building insulation and building product groups of Johns Manville, a wholly-owned subsidiary of Berkshire Hathaway; Chief Operating Officer for GeneOhm Sciences, Inc., a molecular diagnostics company; Chief Financial Officer and Secretary for Oluma, Inc., a semiconductor company; and several positions with Honeywell International and its predecessor AlliedSignal, most recently as Vice President and General Manager for AlliedSignal Electron Vision, a semiconductor capital equipment manufacturer. Mr. Kyrillos, 44, received his undergraduate degree from Colgate University, and a Masters in Business Administration from Harvard University.

SIGNATURES

We have authorized the person whose signature appears below to sign this report on our behalf, in accordance with the Securities Exchange Act of 1934.

Date: April 10, 2008	RESMED INC.

	By:	/s/ David Pendarvis
	Name:	David Pendarvis
	Its:	Secretary, Global General Counsel and Senior Vice President – Organizational Development